                                                                 EXHIBIT 3.2(e)

































                             OPERATING AGREEMENT


                                      OF


                            JLG MANUFACTURING, LLC








                               OCTOBER 3, 1997

                              TABLE OF CONTENTS


                                                                                     Page
                                                                                     ----
EXPLANATORY STATEMENT...................................................................1


SECTION 1         DEFINED TERMS.........................................................1

         1.1.     Act...................................................................1
         1.2.     Adjusted Capital Account Deficit......................................1
         1.3.     Affiliate.............................................................2
         1.4.     Agreement.............................................................2
         1.5.     Capital Account.......................................................2
         1.6.     Capital Contribution..................................................2
         1.7.     Capital Proceeds......................................................3
         1.8.     Capital Transaction...................................................3
         1.9.     Cash Flow.............................................................3
         1.10.    Code..................................................................3
         1.11.    Company...............................................................3
         1.12.    Company Minimum Gain..................................................3
         1.13.    Depreciation..........................................................3
         1.14.    Gross Asset Value.....................................................3
         1.15.    Interest..............................................................4
         1.16.    Interest Holder.......................................................4
         1.17.    Involuntary Withdrawal................................................4
         1.18.    Member................................................................5
         1.19.    Member Nonrecourse Debt...............................................5
         1.19.    Member Nonrecourse Debt...............................................5
         1.20.    Member Nonrecourse Debt Minimum Gain..................................5
         1.21.    Member Nonrecourse Deductions.........................................6
         1.22.    Membership Rights.....................................................6
         1.23.    Negative Capital Account..............................................6
         1.24.    Nonrecourse Deductions................................................6
         1.25.    Nonrecourse Liability.................................................6
         1.26.    Operating Percentage..................................................6
         1.27.    Person................................................................6
         1.28.    Positive Capital Account..............................................6
         1.29.    Profit and Loss.......................................................6
         1.30.    Regulations...........................................................7
         1.31.    Transfer..............................................................7

SECTION 2         FORMATION AND NAME; OFFICE; PURPOSE; TERM.............................7

         2.1.     Organization..........................................................7
         2.2.     Name of the Company...................................................7

         2.3.     Purpose...............................................................7
         2.4.     Term..................................................................7
         2.5.     Registered Office.....................................................7
         2.6.     Principal Office......................................................8
         2.7.     Members...............................................................8

SECTION 3         MEMBERS; CAPITAL; CAPITAL ACCOUNTS....................................8

         3.1.     Initial Capital Contributions.........................................8
         3.2.     Additional Capital Contributions......................................8
         3.3.     No Interest on Capital Contributions..................................8
         3.4.     Return of Capital Contributions.......................................8
         3.5.     Form of Return of Capital.............................................8
         3.6.     Capital Accounts......................................................8
         3.7.     Loans.................................................................8
         3.8.     No Liability..........................................................8

SECTION 4         PROFIT, LOSS AND DISTRIBUTIONS....................................... 9

         4.1.     Distributions of Cash Flow and Allocations of Profit or Loss......... 9
         4.2.     Regulatory Allocations............................................... 9
         4.3.     Liquidation and Dissolution..........................................11
         4.4.     General..............................................................11

SECTION 5         MANAGEMENT: RIGHTS, POWERS, AND DUTIES...............................12

         5.1.     Management...........................................................12
         5.2.     General Powers.......................................................12
         5.3.     Meetings of and Voting By Members....................................13
         5.4.     Liability............................................................13
         5.5.     Indemnification......................................................14

SECTION 6         TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS.....................14

         6.1.     Restrictions on Transfer.............................................14
         6.2.     Voluntary Withdrawal.................................................15
         6.3.     Involuntary Withdrawal...............................................15

SECTION 7         DISSOLUTION, LIQUIDATION AND TERMINATION OF THE COMPANY..............15

         7.1.     Events of Dissolution................................................15
         7.2.     Procedure for Winding Up and Dissolution.............................15
         7.3.     Filing of Certificate of Dissolution.................................16

SECTION 8         BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS........................16

         8.1.     Accounts.............................................................16
         8.2.     Books and Records....................................................16
         8.3.     Annual Accounting Period.............................................16
         8.4.     Reports..............................................................16
         8.5.     Tax Matters Partner..................................................17
         8.6.     Tax Elections........................................................17
         8.7.     Title to Company Property............................................17

SECTION 9         GENERAL PROVISIONS...................................................17

         9.1.     Assurances...........................................................17
         9.2.     Notifications........................................................17
         9.3.     Specific Performance.................................................18
         9.4.     Complete Agreement...................................................18
         9.5.     Applicable Law.......................................................18
         9.6.     Section Titles.......................................................18
         9.7.     Binding Provisions...................................................18
         9.8.     Waiver of Action for Partition.......................................18
         9.9.     Terms................................................................18
         9.10.    Separability of Provisions...........................................18
         9.11.    Counterparts.........................................................19
         9.12.    Estoppel Certificate.................................................19


EXHIBITS

         Exhibit A -       List of Members; Capital; and Percentage Interest
         Exhibit B -       Certificate of Organization

                            JLG MANUFACTURING, LLC


                             OPERATING AGREEMENT


THIS OPERATING AGREEMENT (this "Agreement") is entered into as of the 3rd of October, 1997, by and between JLG INDUSTRIES, INC., a Pennsylvania corporation, and FULTON INDUSTRIES, INC., a Pennsylvania corporation.




                            EXPLANATORY STATEMENT

                  WHEREAS, the parties have agreed to organize and operate a limited liability company in accordance with the Act and subject to the terms and conditions set forth in this Agreement; and

                  WHEREAS, JLG Industries, Inc. has provided the capital for the Company and, pursuant to this Agreement, is directing that a one percent interest in the Company be issued to Fulton Industries, Inc., its wholly-owned subsidiary, as a capital contribution.

                  NOW, THEREFORE, for good and valuable consideration, the parties, intending to be legally bound, agree as follows:



                                  SECTION 1

                                DEFINED TERMS

                  The following capitalized terms shall have the meanings specified in this Section 1. Other terms are defined in the text of this Agreement, and throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

                  1.1. Act. "Act" means the Pennsylvania Limited Liability Company Law, 15 P.C.S.A. Section 8901 et seq., as amended from time to time.

                  1.2. Adjusted Capital Account Deficit. "Adjusted Capital Account Deficit" means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

                           (i)      the deficit shall be decreased by the
amounts which the Interest Holder is obligated to restore, if any, pursuant to this Agreement, or is deemed obligated to restore pursuant to Treas. Reg.
Section 1.704-1(b)(2)(ii)(c); and

                           (ii)     the deficit shall be increased by the
items described in Treas. Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

                  1.3. Affiliate. "Affiliate" means, with respect to any Member, any Person: (i) which owns more than 5% of the voting interests in the Member; (ii) in which the Member owns more than 5% of the voting interests;
(iii) in which more than 5% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above; (iv) which appoints one or more members of the governing body of any Member, (v) which has one or more members of its governing body appointed by a Member,
(vi) which has one or more of its governing body appointed by a Person having a relationship described in clause (iv) or (v) above with any Member, or (vii) which receives from or provides to any Member or any Person having a relationship described in clause (iv) or (v) above with any Member 50% or more of its income.

                  1.4. Agreement. "Agreement" means this Agreement, as amended from time to time.

                  1.5. Capital Account. "Capital Account" means the capital accounts created in accordance with Section 3.6. Each Capital Account shall be maintained in accordance with the following provisions:

                           (i)      an Interest Holder's Capital Account shall
be credited with the Interest Holder's Capital Contribution, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder's distributive share of Profit and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of
Section 4 (other than Section 4.2.4.); and

                           (ii)     an Interest Holder's Capital Account shall
be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of such Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder's distributive share of Loss and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of
Section 4 (other than Section 4.2.4.).

If the book value of Company property is adjusted pursuant to Section 4.2.4., the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interests. It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of section 704(b) of the Code and the Regulations thereunder, and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

                  1.6. Capital Contribution. "Capital Contribution" means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under

Treas. Reg. Section 1.704-l(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets arc subject.

                  1.7. Capital Proceeds. "Capital Proceeds" means the gross receipts received by the Company from a Capital Transaction.

                  1.8. Capital Transaction. "Capital Transaction" means any transaction not in the Ordinary Course of Business which results in the Company's receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards and insurance proceeds.

                  1.9. Cash Flow. "Cash Flow" means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt payments, capital improvements and replacements as determined by the Members. Cash Flow shall not include Capital Proceeds but shall be increased by the reduction of any reserve previously established.

                  1.10. Code. "Code" means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

                  1.11. Company. "Company" means the limited liability company formed in accordance with this Agreement.

                  1.12. Company Minimum Gain. "Company Minimum Gain" has the meaning set forth in Treas. Reg. Sections 1.704-2(b)(2) and 1.704-2(d) for partnership minimum gain.

                  1.13. Depreciation. "Depreciation" shall mean, for each taxable year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such taxable year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Members.

                  1.14. Gross Asset Value. "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                           1.14.1.  The initial Gross Asset Value of any asset
contributed by a Member of the Company shall be the gross fair market value of such asset, as determined by the contributing Member and the remaining Members;

                           1.14.2.  The Gross Asset Value of all Company
assets shall be adjusted to equal their respective gross fair market values, as determined by the Members, as of the following time: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Treas. Reg.
Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Members reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members in the Company;

                           1.14.3.  The Gross Asset Value of any Company asset
distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distribute and the remaining Members; and

                           1.14.4.  The Gross Asset Values of the Company
assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such asset pursuant to section 734(b) or section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treas. Reg. Section 1.704-l(b)(2)(iv)(m) and Sections 1.14.1. and 1.14.2. hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this
Section 1.14.4. to the extent that the Members determine that an adjustment pursuant to Section 1.14.2. hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.14.4.

                           1.14.5.  If the Gross Asset Value of an asset has
been determined or adjusted pursuant to Section 1.14.2. or Section 1.14.4. hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                  1.15. Interest. "Interest" means an Interest Holder's share of the Profits and Losses of, and the right to receive distributions from, the Company.

                  1.16. Interest Holder. "Interest Holder" means any Person who holds an Interest, whether as a Member or an unadmitted assignee of a Member.

                  1.17. Involuntary Withdrawal. "Involuntary Withdrawal" means, with respect to any Member, the occurrence of any of the following events:

                           (i)      the Member makes an assignment for the
benefit of creditors;

                           (ii)     the Member files a voluntary petition of
bankruptcy;

                           (iii)    the Member is adjudged bankrupt or
insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

                           (iv)     the Member files a petition or answer
seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

                           (v)      the Member seeks, consents to, or
acquiesces in the appointment of a trustee for, receiver for, or liquidation of the Member or of all or any substantial part of the Member's properties;

                           (vi)     the Member files an answer or other
pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections
(i) through (v);

                           (vii)    any proceeding against the Member seeking
reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law or regulation, continues for one hundred twenty (120) days after the commencement thereof, or the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member's properties without the Member's agreement or acquiescence, which appointment is not vacated or stayed for one hundred twenty (120) days or, if the appointment is stayed, for one hundred twenty
(120) days after the expiration of the stay during which period the appointment is not vacated;

                           (viii)   if the Member is an individual, the
Member's death or adjudication by a court of competent jurisdiction as incompetent to manage the Member's person or property;

                           (ix)     if the Member is acting as a Member by
virtue of being a trustee of a trust, the termination of the trust; (x) if the Member is a partnership or another limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company;

                           (xi)     if the Member is a corporation, the
dissolution of the corporation or the revocation of its charter; or

                           (xii)    if the Member is an estate, the
distribution by the fiduciary of the estate's entire interest in the limited liability company.

                  1.18. Member. "Member" means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company. If a Member is a corporation, the Member may act through an authorized representative, with notice of such authorization to be provided in advance to the Company.

                  1.19. Member Nonrecourse Debt. "Member Nonrecourse Debt" has the meaning set forth in Treas. Reg. Section 1.704-2(b)(4) for partner nonrecourse debt.

                  1.20. Member Nonrecourse Debt Minimum Gain. "Member Nonrecourse Debt Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treas. Reg. Section 1.704-2(i)(3).

                  1.21. Member Nonrecourse Deductions. "Member Nonrecourse Deductions" has the meaning set forth in Treas. Reg. Sections 1.704-2(i)(1) and 1.704-2(i)(2) for partner nonrecourse deductions.

                  1.22. Membership Rights. "Membership Rights" means all of the rights of a Member in the Company, including a Member's: (i) Interest;
(ii) right to inspect the Company's books and records; and (iii) right to participate in the management of and vote on matters coming before the Company.

                  1.23. Negative Capital Account. "Negative Capital Account" means a Capital Account with a balance of less than zero.

                  1.24. Nonrecourse Deductions. "Nonrecourse Deductions" has the meaning set forth in Treas. Reg. Section 1.704-2(b)(1). The amount of Nonrecourse Deductions for a taxable year of the Company equals the net increase, if any, in the amount of Minimum Gain during that taxable year, determined according to the provisions of Treas. Reg. Section 1.704-2(c).

                  1.25. Nonrecourse Liability. "Nonrecourse Liability" has the meaning set forth in Treas. Reg. Section 1.704-2(b)(3).

                  1.26. Operating Percentage. "Operating Percentage" means, as to a Member, the percentage set forth after the Member's name on Exhibit A, as amended from time to time, and as to an Interest Holder who is not a Member, the Operating Percentage of the Member whose Interest is held by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest. The Operating Percentage shall be such Member's share of the operating income and expenses of the Company.

                  1.27. Person. "Person" means any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

                  1.28. Positive Capital Account. "Positive Capital Account" means a Capital Account with a balance greater than zero.

                  1.29. Profit and Loss. "Profit" and "Loss" means, for each taxable year of the Company (or other period for which Profit or Loss must be computed) the Company's taxable income or loss determined in accordance with section 703(a) of the Code, with the following adjustments:

                           (i)      all items of income, gain, loss,
deduction, or credit required to be stated separately pursuant to section 703(a)(1) of the Code shall be included in computing taxable income or loss;

                           (ii)     any tax-exempt income of the Company not
otherwise taken into account in computing Profit or Loss shall be included in computing taxable income or loss;

                           (iii)    any expenditures of the Company described
in section 705(a)(2)(b) of the Code (or treated as such pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss shall be subtracted from taxable income or loss;

                           (iv)     gain or loss resulting from any taxable
disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of such property for federal income tax purposes;

                           (v)      in lieu of the depreciation, amortization
or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

                           (vi)     notwithstanding any other provision of
this definition, any items which are specially allocated pursuant to Section
4.2. hereof shall not be taken into account in computing Profit or Loss.

                  1.30. Regulations. "Regulations" mean the income tax regulations including any temporary regulations. from time to time promulgated under the Code.

                  1.31. Transfer. "Transfer" means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign or otherwise transfer.

                                  SECTION 2

                  FORMATION AND NAME; OFFICE; PURPOSE; TERM

                  2.1. Organization. The parties shall organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause a Certificate of Organization in the form attached as Exhibit B to be executed and filed with the Department of State of the Commonwealth of Pennsylvania.

                  2.2. Name of the Company. The name of the Company shall be "JLG Manufacturing, LLC". The Company may do business under that name and under any other name or names which the Members select. If the Company does business under a name other than that set forth in its Certificate of Organization, then the Company shall file a fictitious name certificate as required by law.

                  2.3. Purpose. The Company is organized to undertake any activities permissible for a limited liability company formed under the Act.

                  2.4. Term. The Company shall be organized upon the filing of the Certificate of Organization and shall continue in existence until December 31, 2099, unless its existence is sooner terminated pursuant to
Section 7 of this Agreement

                  2.5. Registered Office. The registered office of the Company required by the Act to be maintained in the Commonwealth of Pennsylvania shall be the principal office of the Company or such other office (which need not be a place of business of the Company) as the Members may designate from time to time.

                  2.6. Principal Office. The principal office of the Company shall be located at 1 JLG Drive, McConnellsburg, Pennsylvania 17233, or at any other place which the Members designate from time to time.

                  2.7. Members. The name, present mailing address, and Operating Percentage of each Member are set forth on Exhibit A.



                                  SECTION 3

                      MEMBERS; CAPITAL; CAPITAL ACCOUNTS

                  3.1. Initial Capital Contributions. Upon the execution of this Agreement, the Members shall contribute, or be deemed to contribute, to the Company cash and other property in the amounts respectively set forth on Exhibit A.

                  3.2. Additional Capital Contributions. Whenever the Members determine the Company's capital is or is likely to become insufficient for the conduct of its business, the Members shall call for additional contributions to capital by the Members. These contributions shall be due and payable in cash on a date not less than ten (10) days after written notice is given to the Members. The written notice shall specify the amount to be contributed and the due date. If additional capital contributions are required but are not made by the Members in proportion to their Operating Percentages, the Operating Percentages of the Members shall be adjusted to reflect such additional capital contributions.

                  3.3. No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

                  3.4. Return of Capital Contributions. Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

                  3.5. Form of Return of Capital. If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property or a combination thereof to the Interest Holder in return of the Capital Contribution.

                  3.6. Capital Accounts. A separate Capital Account shall be created and maintained for each Interest Holder. Capital Accounts shall be maintained as set forth in Section 1.5.

                  3.7. Loans. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the other Members and the Member agree.

                  3.8. No Liability. No Member shall have any personal liability for any obligation of the Company.

                                  SECTION 4

                        PROFIT, LOSS AND DISTRIBUTIONS

                  4.1. Distributions of Cash Flow and Allocations of Profit or Loss.

                           4.1.1.   Profit or Loss.  After giving effect to
the special allocations set forth in Section 4.2., for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in accordance with their Operating Percentage in the Company, as set forth in Exhibit A.

                           4.1.2.   Cash Flow. Cash Flow for each taxable year
of the Company shall be distributed by the Company to the Interest Holders in the same manner Profits and Losses are allocated to them at such times and in such amounts as the Members shall from time to time determine.

                  4.2.     Regulatory Allocations.

                           4.2.1.   Qualified Income Offset. No Interest
Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted Capital Account Deficit. If an Interest Holder receives (i) an allocation of Loss or deduction (or item thereof) or
(ii) any distribution which causes the Interest Holder to have an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company (consisting of a pro rata portion of each item of Company income, including gross income and gain) for that taxable year shall be allocated to that Interest Holder before any other allocation is made of Company items for that taxable year, in the amount and in proportions required to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.2.1. is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of the Regulations promulgated under section 704(b) of the Code.

                           4.2.2.   Company Minimum Gain.  Except as set forth
in Treas. Reg. Section 1.704-2(f)(2), notwithstanding any other provision of this Agreement, if, during any taxable year, there is a net decrease in Company Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Section 4, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease in Company Minimum Gain, computed in accordance with Treas. Reg. Section 1.704-2(g). Allocations of gross income and gain pursuant to this Section
4.2.2. shall be made first from gain recognized from the disposition of Company assets subject to nonrecourse liabilities (within the meaning of the Regulations promulgated under section 752 of the Code), to the extent of the Company Minimum Gain attributable to those assets, and thereafter, from a pro rata portion of the Company's other items of income and gain for the taxable year. The items to be so allocated shall be determined in accordance with Treas. Reg. Sections 1.704-2(f)(6) and 1.704-2(j)(2). It is the intent of the parties hereto that any allocation pursuant to this Section 4.2.2. shall constitute a "minimum gain chargeback" under Treas. Reg. Section 1.704-2(f) and shall be interpreted consistently therewith.

                           4.2.3.   Member Minimum Gain.  Except as otherwise
provided in Treas. Reg. Section 1.704-2(i)(4), notwithstanding any other provision of this Agreement, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any taxable year, each Interest Holder who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg. Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to such Interest Holder's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treas. Reg.
Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be determined in accordance with Treas. Reg. Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 4.2.3. is intended to comply with the minimum gain chargeback requirement in Treas. Reg. Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

                           4.2.4.   Contributed Property. In accordance with
section 704(c) of the Code and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Gross Asset Value. In the event the Gross Asset Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Any elections or other decisions relating to such allocations (including but not limited to such simplifying conventions as appropriate) shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
4.2.4. are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. A majority of the Members may amend the provisions of this Section 4.2.4. to conform with any amendments to the Regulations or with any Regulations promulgated under Section 704(c) of the Code, provided that such amendments shall not have a material adverse effect on the amounts distributable to any Member pursuant to this Agreement.

                           4.2.5.   Section 754 Adjustment. To the extent an
adjustment to the tax basis of any Company asset pursuant to section 734(b) or section 743(b) of the Code is required, pursuant to Treas. Reg. Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases basis) and the gain or loss shall be specially allocated to the Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

                           4.2.6.   Nonrecourse Deductions. Any Member
Nonrecourse Deductions for any taxable year shall be specially allocated to the Interest Holder who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treas. Reg. Section 1.704-2(i)(1).

                           4.2.7.   Member Loan Nonrecourse Deductions.  Any
Member Loan Nonrecourse Deduction for any taxable year or other period shall be specially allocated to the Interest Holder who bears the risk of loss with respect to the loan to which the Member Loan Nonrecourse Deduction is attributable in accordance with Treas. Reg. Section 1.704-2(b).

                           4.2.8.   Unrealized Receivables. If an Interest
Holder's Interest is reduced (provided the reduction does not result in a complete termination of the Interest Holder's Interest), the Interest Holder's share of the Company's "unrealized receivables" and "substantially appreciated inventory" (within the meaning of section 751 of the Code) shall not be reduced, so that, notwithstanding any other provision of this Agreement to the contrary, that portion of the Profit otherwise allocable upon a liquidation or dissolution of the Company pursuant to Section 4.3. hereof which is taxable as ordinary income (recaptured) for federal income tax purposes shall, to the extent possible without increasing the total gain to the Company or to any Interest Holder, be specially allocated among the Interest Holders in proportion to the deductions (or basis reductions treated as deductions) giving rise to such recapture. Any questions as to the aforesaid allocation of ordinary income (recapture), to the extent such questions cannot be resolved in the manner specified above, shall be resolved by the Members.

                           4.2.9.   Withholding.  All amounts required to be
withheld pursuant to section 1446 of the Code or any other provision of federal, state or local tax law shall be treated as amounts actually distributed to the affected Interest Holders for all purposes under this Agreement.

                  4.3.     Liquidation and Dissolution.

                           4.3.1.   If the Company is liquidated, the assets
of the Company shall be distributed to the Interest Holders in accordance with the balances in their respective Positive Capital Accounts, after taking into account the allocations of Profit or Loss pursuant to Sections 4.1., 4.2., and 4.4.2., if any.

                           4.3.2.   No Interest Holder shall be obligated to
restore a Negative Capital Account.

                  4.4.     General.

                           4.4.1.   Except as otherwise provided in this
Agreement, the timing and amount of all distributions shall be determined by the Members.

                           4.4.2.   If any assets of the Company are
distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. Unless the Members otherwise agree, the fair market value of such assets shall be determined by an independent appraiser selected by the Members. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section
4.1. and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Section 4.3.

                           4.4.3.   All Profit and Loss shall be allocated,
and all distributions shall be made, to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, unless the Company's taxable year is separated into segments, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company's taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

                           4.4.4.   The Members are hereby authorized, upon
the advice of the Company's tax counsel, to amend this Section 4 to comply with the Code and the Regulations promulgated under section 704(b) of the Code; provided, however, that no amendment shall materially affect distributions to an Interest Holder without such Interest Holder's prior written consent.

                                  SECTION 5

                    MANAGEMENT: RIGHTS, POWERS, AND DUTIES

                  5.1. Management. The business and affairs of the Company shall be managed by the Members.

                  5.2. General Powers. The Members shall have full, exclusive and complete discretion, power and authority, subject in all cases to the requirements of applicable law, to manage, control, administer and operate the business and affairs of the Company for the purposes herein stated, and to make all decisions affecting such business and affairs, including, without limitation, the power:

                           5.2.1.   to acquire by purchase, lease or
otherwise, any real or personal property, tangible or intangible;

                           5.2.2.   to construct, operate, maintain, finance
and improve, and to own, sell, convey, assign, mortgage or lease any real estate and any personal property;

                           5.2.3.   to sell, dispose, trade or exchange
Company assets;

                           5.2.4.   to enter into agreements and contracts and
to give receipts, releases and discharges;

                           5.2.5.   to purchase liability and other insurance
to protect the Company's properties and business;

                           5.2.6.   to borrow money for and on behalf of the
Company;

                           5.2.7.   to execute or modify leases with respect
to any part or all of the assets of the Company;

                           5.2.8.   to prepay, in whole or in part, refinance,
amend, modify or extend any mortgages or deeds of trust which may affect any asset of the Company and in connection therewith to execute for and on behalf of the Company any extensions, renewals or modifications of such mortgages or deeds of trust;

                           5.2.9.   to execute any and all other instruments
and documents which may be necessary or in the opinion of the Members desirable to carry out the intent and purpose of this Agreement, including, but not limited to, documents whose operation and effect extend beyond the term of the Company;

                           5.2.10.  to make any and all expenditures which the
Members, in their sole discretion, deem necessary or appropriate in connection with the management of the affairs of the Company and the carrying out of their obligations and responsibilities under this Agreement, including, without limitation, all legal, accounting and other related expenses incurred in connection with the organization and financing and operation of the Company; and

                           5.2.11.  to enter into any kind of activity
necessary to, in connection with, or incidental to, the accomplishment of the purposes of the Company.

                  5.3.     Meetings of and Voting By Members.

                           5.3.1.   If a vote of the Members is required for
any action hereunder, a meeting of the Members may be called at any time by any Member. Meetings of Members shall be held (i) at the Company's principal place of business, or (ii) at such place as the Members shall agree. Not less than ten (10) nor more than ninety (90) days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member entitled to vote at the meeting. The notice shall state the time, plan and purpose of the meeting. Notwithstanding the foregoing provisions, each Member who is entitled to notice waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the meeting in person or by proxy. Unless this Agreement provides otherwise, at a meeting of Members, the presence in person or by proxy of a majority of Members, by Operating Percentage, shall be necessary to constitute a quorum. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney in fact. Members may participate in any meeting by means of a conference telephone or similar communications equipment if all persons participating in the meeting can hear each other at the same time. Any action required or permitted to be taken at a meeting of Members may be taken without a meeting if there is filed with the records of Members' meetings a unanimous written consent which sets forth the action and is signed by each Member entitled to vote on the matter.

                           5.3.2.   Except as otherwise provided in this
Agreement, wherever this Agreement requires the approval of, or action by, the Members, the affirmative vote of a majority of the Members, by Operating Percentage, of the Members present in person or by proxy at a duly convened meeting at which a quorum exists shall be required to approve the matter.

                  5.4.     Liability.

                           5.4.1.   The Members shall not be liable,
responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred on them by this Agreement, except for willful fraud, an intentional breach of this Agreement, or as otherwise required by law.

                           5.4.2.   The Members shall not be liable,
responsible or accountable, in damages or otherwise, to any third party for the obligations of the Corporation.

                  5.5. Indemnification. The Company shall indemnify any Member for any act performed by it within the scope of the authority conferred on such person by this Agreement.

                                  SECTION 6

               TRANSFER OF INTERESTS AND WITHDRAWALS OF MEMBERS

                  6.1.     Restrictions on Transfer.

                           6.1.1.   Except as otherwise provided in this
Agreement, no Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member without the consent of all other Members, except that a Member may Transfer any or all of its Membership Rights to any Person controlling, controlled by, or under common control with such Member, in its sole and absolute discretion. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights in violation of the prohibition contained in this
Section 6.1. shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be Transferred in violation of this prohibition shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, act as an agent of the Company, or have any other rights in or with respect to the Membership Rights.

                           6.1.2.   Provided that the Conditions of Transfer
set forth in this Agreement are satisfied, an Interest Holder may at any time, and from time to time, Transfer all or any portion of the Interest Holder's Interest. The Transfer of an Interest pursuant to this Section 6.1. shall not result in the Transfer of any of the transferor's Membership Rights in the Company other than the right to receive allocations of Profits and Losses and to receive distributions, and the transferee of the Interest shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest; or (iii) act as an agent of the Company.

                           6.1.3.   As used in Section 6.1.2., "Conditions of
Transfer" means the following conditions to a Transfer:

                                    6.1.3.1. the Transfer will not require
registration of Interests or Membership Rights under any federal or state securities laws;

                                    6.1.3.2. the Transferee delivers to the
Company a written instrument agreeing to be bound by the terms of Section 6 of this Agreement;

                                    6.1.3.3. the Transfer will not result in
the termination of the Company pursuant to section 708 of the Code;

                                    6.1.3.4. the Transfer will not result in
the Company being subject to the Investment Company Act of 1940, as amended;
and

                                    6.1.3.5. the transferor or the transferee
delivers the following information to the Company: (i) the transferee's taxpayer identification number, and (ii) the transferee's initial tax basis in the Transferred Interest.

                  6.2. Voluntary Withdrawal. No Member shall have the right or power to withdraw from the Company.

                  6.3. Involuntary Withdrawal. Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder but shall not become a Member. If the Company is continued as provided in Section 7.1.3., the Company may, but is not required to, terminate the Interest Holder's interest in the Company by distributing the Interest Holder's Capital Account to such Interest Holder. Upon such distribution, all rights the Interest Holder may have in the Company shall cease. If the interest is not terminated, the Interest Holder shall remain an Interest Holder with the rights thereof.



                                  SECTION 7

                         DISSOLUTION, LIQUIDATION AND

                          TERMINATION OF THE COMPANY

                  7.1. Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

                           7.1.1.   when the period fixed for its duration in
Section 2.4. has expired;

                           7.1.2.   upon the unanimous written agreement of
all of the Members; or

                           7.1.3.   upon the occurrence of an Involuntary
Withdrawal of a Member, unless a majority by Operating Percentage of the remaining Members within ninety (90) days after the event or occurrence elect to continue the business of the Company pursuant to the terms of this Agreement.

                  7.2. Procedure for Winding Up and Dissolution. If the Company is dissolved, the Members shall wind up its affairs. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders in accordance with Section 4.4.

                  7.3. Filing of Certificate of Dissolution. If the Company is dissolved, the remaining Members shall promptly file the Certificate of Dissolution, as required by 15 P.C.S.A. Section 8975. If there are no remaining Members, the Certificate shall be filed by the last Person to be a Member, if there are no remaining Members nor any Person who last was a Member, the Certificate shall be filed by the legal or personal representatives of the Person who last was a Member.



                                  SECTION 8

                BOOKS, RECORDS, ACCOUNTING, AND TAX ELECTIONS

                  8.1. Accounts. The funds of the Company may be deposited in such types of accounts maintained in the Company's name as the Members may determine. The Members shall determine the institution or institutions at which the accounts will be maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

                  8.2.     Books and Records.

                           8.2.1.   The Members shall keep, or cause to be
kept, complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Organization and this Agreement and all amendments to the Certificate and this Agreement: a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company's federal, state or local tax returns.

                           8.2.2.   The books and records shall be maintained
in accordance with sound accounting principles and practices and shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

                           8.2.3.   Each Member shall reimburse the Company
for all costs and expenses incurred by the Company in connection with the Member's inspection and copying of the Company's books and records.

                  8.3. Annual Accounting Period. The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be the taxable year of the Member having the largest percentage interest.

                  8.4. Reports. Within seventy-five (75) days after the end of each taxable year of the Company, the Members shall cause to be sent to each Person who was a Member at any time during the accounting year then ended: (i) an annual compilation report, and (ii) a report summarizing the fees and other remuneration, if any, paid by the Company to any Member or any Affiliate in respect of the taxable year. In addition, within seventy-five
(75) days after the
end of each taxable year of the Company, the Members shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that year.

                8.5. Tax Matters Partner. JLG Industries, Inc. shall be the tax matters partner ("Tax Matters Partner"). The Tax Matters Partner shall have all powers and responsibilities provided in section 6221 of the Code. The Tax Matters Partner shall keep all Members informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Partner. The Company shall pay and be responsible for all reasonable costs and expenses incurred by the Tax Matters Partner in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against the Member, even though the proceeding relates to the Company. The Tax Matters Partner may not compromise any dispute with the Internal Revenue Service without the approval of the Members.

                8.6. Tax Elections. The Members shall have the authority to make all elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under section 754 of the Code. The decision to make or not make an election shall be in the sole and absolute discretion of the Members.

                8.7.    Title to Company Property.

                        8.7.1. Except as provided in Section 8.7.2., all real and personal property acquired by the Company shall be acquired and held by the Company in its name.

                        8.7.2. The Members may direct that legal title to all or any portion of the Company's property be acquired or held in a name other than the Company's name. Without limiting the foregoing, the Members may cause title to be acquired and held in the names of trustees, nominees or straw parties for the Company. It is expressly understood and agreed that the manner of holding title to the Company's property (or any part thereof) is solely for the convenience of the Company and that all of such property shall be treated as Company property.



                                   SECTION 9

                               GENERAL PROVISIONS

                9.1. Assurances. Each Member shall execute all such certificates and other documents and shall do all such filing, recording. publishing and other acts as appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules and regulations relating to the acquisition, operation or holding of the property of the Company.

                9.2. Notifications. Any notice, demand, consent, election, offer, approval, request or other communication (collectively a "notice") required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. A notice must be addressed to a Member at the Member's last known address on the records of the Company. A notice to the Company must be addressed to the Company's principal office. A notice that is sent by mail will be deemed given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; and, thereafter, notices are to be directed to those substitute addresses or addressees.

                9.3. Specific Performance. The parties recognize that irreparable injury will result from a breach of any provision of this Agreement, and money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

                9.4. Complete Agreement. This Agreement, including the documents and instruments incorporated herein by reference, constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

                9.5. Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Commonwealth of Pennsylvania.

                9.6. Section Titles. The headings herein are inserted only as a matter of convenience only, and do not define, limit or describe the scope of this Agreement or the intent of the provisions hereof.

                9.7. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, executors, administrators, personal and legal representatives, successors and permitted assigns.

                9.8. Waiver of Action for Partition. Each Member irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to properties held by the Company.

                9.9. Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person may in the context require.

                9.10. Separability of Provisions. Each provision of this Agreement shall be considered separable; and if, for any reason, any provision or provisions herein are determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Agreement which are valid.

                9.11. Counterparts. This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

                9.12. Estoppel Certificate. Each Member shall, within ten (10) days after written request by any Member, deliver to the requesting Person a certificate stating, to the Members' knowledge: (a) that this Agreement is in full force and effect; (b) that this Agreement has not been modified except by any instrument or instruments identified in the certificate; and (c) there is no default hereunder by the requesting Person, or if there is a default, the nature and extent thereof.

                IN WITNESS WHEREOF, the parties have executed, or cause this Agreement to be executed, under seal, as of the date set forth hereinabove.

ATTEST:                                 MEMBERS:

                                        JLG INDUSTRIES, INC.


                                        By
----------------------------------        ----------------------------------


                                        FULTON INDUSTRIES, INC.


                                        By
----------------------------------        ----------------------------------